Exhibit 10.34
TEMPLE-INLAND INC.
PERFORMANCE STOCK UNITS AGREEMENT

EMPLOYEE:
DATE OF GRANT:
NUMBER OF PERFORMANCE STOCK UNITS:
AWARD PERIOD:
This Agreement is entered into between TEMPLE-INLAND INC., a Delaware corporation (“Temple-Inland”) and the Employee named above, and is an integral and inseparable term of Employee’s employment as an employee of Temple-Inland or an Affiliate. In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, Temple-Inland and the Employee hereby agree as follows:
1.	Grant of Performance Stock Units. Subject to the restrictions, terms and conditions of this Agreement and the Plan Documents (as hereafter defined), Temple-Inland hereby awards to the Employee the number of performance stock units stated above (the “Performance Stock Units”).
2.	Governing Documents. This Agreement and the Performance Stock Units awarded hereby are subject to all the restrictions, terms and provisions of the Temple-Inland Inc. 2008 Incentive Plan (the “Plan”) and the Temple-Inland Standard Terms and Conditions for Performance Stock Units dated February 5, 2010 (together with the Plan, the “Plan Documents”) which are herein incorporated by reference and to the terms of which the Employee hereby agrees. Capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan Documents.
3.	No Stockholder Rights. The Performance Stock Units will be a book entry credited in the name of the Employee representing a Restricted Stock Unit Award under the Plan and are not actual shares of Common Stock. The Employee will not have the right to vote the Performance Stock Units.
4.	Vesting. Except as otherwise provided in the Plan Documents and subject to paragraphs 5, 6 and 8 hereof, all of the Employee’s Performance Stock Units covered hereby shall (to the extent not previously forfeited) vest as of the occurrence of a Vesting Date, as defined in Exhibit A hereto.
5.	Forfeiture Upon Separation from Service. Except as provided in paragraph 6, upon the Employee’s Separation From Service prior to the earlier of the third anniversary of the Date of Grant or the occurrence of a Vesting Date, all Performance Stock Units granted hereunder shall be forfeited.
6.	Effect of Retirement. Notwithstanding paragraph 5 hereof, if the Employee incurs a Separation From Service by reason of Retirement prior to the earlier of the third anniversary of the Date of Grant or the occurrence of a Vesting Date, the Performance Stock Units shall not be forfeited upon such Separation from Service, and subject to paragraph 8, shall be paid in accordance with, and subject to, the terms of paragraphs 7 and 9 hereof and the Plan Documents.
7.	Payment of Performance Stock Units. Subject to the terms and conditions hereof, Exhibit A hereto, and the Plan Documents (including without limitation paragraphs 8 and 9 hereof), Temple-Inland will pay to the Employee, in cash, the value of the vested Performance Stock Units as soon as practicable after the occurrence of a Vesting Date, but not later than ninety days after the Vesting Date (or, if earlier, March 15 of the calendar year following the Vesting Date), provided that if the Vesting Date occurs upon a Change in Control, payment shall be made not later than the fifth business day after the Change in Control. For purposes hereof, the value of a Performance Stock Unit shall be equal to the Fair Market Value of a share of Common Stock as of the earlier of the third anniversary of the Date of Grant or the occurrence of a Vesting Date, plus the cumulative dividends that would have been paid on the Performance Stock Unit from the Date of Grant had the Performance Stock Unit been an actual outstanding share of Common Stock.
8.	Committee Discretion to Reduce or Eliminate Payments. Notwithstanding anything herein to the contrary, except in the case of a Vesting Date that occurs upon a Change in Control, the Committee may, in its sole discretion, determine not to pay the Performance Stock Units or determine to pay less than the Applicable Percentage of the Performance Stock Units set forth on Exhibit A hereto.
9.	Recoupment of Unearned Compensation. To the extent that the amount of any annual or long term incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a restatement of the Company’s financial statements, the Board in its sole discretion may require Employee to repay, and the Employee agrees to repay at the Board’s request, the excess of (i) any annual or long term incentive compensation that was paid to Employee on or after January 1, 2010 based on achievement of specified financial results, over (ii) the lower award that would have been paid based upon the restated actual financial results; provided, that the Company will not seek to recover annual or long term incentive compensation paid more than three years prior to the date the applicable restatement is disclosed. In addition to any other remedies the Company may pursue, if the Board determines that Employee’s fraud or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), Employee agrees to repay at the Board’s request the excess of (i) any annual or long term incentive compensation that was paid to Employee based on achievement of specified financial results, over (ii) the lower award that would have been paid based upon the restated actual financial results, regardless of how much time has elapsed since the date of such payment, and the Board may in its sole discretion cause the cancellation of Employee’s outstanding long term incentive awards.
10.	Arbitration. The Employee and Temple-Inland agree that this Agreement arises out of, and is inseparable from, the Employee’s employment with Temple-Inland or any of its Affiliates. The Employee and Temple-Inland further agree to final and binding arbitration as the exclusive forum for resolution of any dispute of any nature whatsoever, whether initiated by the Employee or Temple-Inland, arising out of, related to, or connected with Employee’s employment with, or termination by, Temple-Inland or any of its Affiliates. This includes, without limitation, any dispute arising out of the application, interpretation, enforcement, or claimed breach of this Agreement. The only exceptions to the scope of this arbitration provision are claims arising under any written agreement between the Employee and Temple-Inland or its Affiliate that expressly provides that such claims are not subject to binding arbitration. Arbitration under this provision shall be conducted under the employment dispute rules and procedures of either the American Arbitration Association or of JAMS/Endispute, according to the preference of the party initiating such arbitration. Appeal from, or confirmation of, any arbitration award under this paragraph may be made to any court of competent jurisdiction under standards applicable to appeal or confirmation of arbitration awards under the Federal Arbitration Act. This arbitration provision and related proceedings shall be subject to and governed by the Federal Arbitration Act.
11.	Miscellaneous. The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan. This Agreement shall be binding upon and inure to the benefit of Temple-Inland and its successors and assigns and shall be binding upon and inure to the benefit of the Employee and his or her legatees, distributees and personal representatives. Temple-Inland and the Employee agree that the applicable Federal rate that is in effect on the date this Agreement is entered into shall be used for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code. By signing this

Agreement, the Employee acknowledges and expressly agrees that the Employee has read the Agreement and the Plan Documents and agrees to their terms. This Agreement may be executed by Temple-Inland and the Employee by means of electronic or digital signatures, which shall have the same force and effect as manual signatures. This Agreement shall be governed by and construed in accord with federal law, where applicable, and otherwise with the laws of the State of Texas.
IN WITNESS WHEREOF, Temple-Inland has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Employee has hereunto set his or her hand, all as of the Date of Grant written above.
TEMPLE-INLAND INC.

By: _______________________________________ Leslie K. O’Neal Vice President & Secretary	_______________________________________ Employee

Exhibit A
Vesting Date
Performance Goal
1. Vesting Date: Vesting Date means, with respect to the Performance Stock Units, the earliest of (i) the date the Committee certifies Temple-Inland’s ROI Peer Group Rank and such rank is in the first or second quartile, (ii) the occurrence of a Change in Control, and (iii) the Employee’s death or Disability. The Committee shall certify during 20___(but not later than June 30, 20___) Temple-Inland’s ROI Peer Group Rank.
2. ROI Peer Group Rank: If Temple-Inland’s average ROI over the Award Period falls within the first or second quartile of ROI as compared to the Peer Group, the Committee shall pay the Applicable Percentage of the Performance Stock Units as set forth below, provided that the Committee retains full discretion to pay less than the Applicable Percentage of the Performance Stock Units.

Peer Group Ranking	Applicable Percentage
1st Quartile	100%
2nd Quartile	75%
3rd Quartile and below	0%
“Peer Group” means Abitibi-Bowater, Appleton Papers Inc., Boise Inc., Canfor Corporation, Caraustar Industries, Inc., Cascades Inc., Catalyst Paper Corporation, Domtar Inc., Glatfelter (P.H.) Company, Graphic Packaging, International Paper Company, MeadWestvaco Corporation, Mercer International Inc., Neenah Paper Inc., Newark Group (The) Inc., NewPage Corp., Packaging Corporation of America, Rock-Tenn Company, Smurfit-Stone Container Corporation, Temple-Inland Inc., Verso Paper, Wausau Paper Corp., and West Fraser Timber Co.; provided, however, that a company will be removed from the Peer Group if for any year during the Award Period (a) it ceases to be required to file either a Form 10-K or Form 40-F, or (b) less than 80% of its total revenues (as reported in Form 10-K or in the case of a Canadian company that does not file a Form 10-K, the Canadian company’s Form 40-F) are from either (i) paper manufacturing/conversion or (ii) lumber and panels.
“ROI” means operating income, excluding Significant Unusual Items, divided by beginning of year total assets, excluding certain assets (assets held for sale, municipal bonds related to capital leases, financial assets of special purpose entities, discontinued operations, and acquisitions/divestitures on a weighted average basis),and less current liabilities (excluding current portion of long-term debt).
“Significant Unusual Items” are income items reported in the Form 10-K or Form 40-F that represent the recognition of income from multiple years’ activities in the current year (for example, gain on the sale or disposition of an asset, and refunds, rebates, settlements, and credits that represent recognition of income from multiple years’ activities). An item will be included as a Significant Unusual Item only if it exceeds $1 million.

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